EXHIBIT 99.1

News Release	Corporate Communications MN01-1030 5050 Lincoln Drive Edina, MN 55436	Phone: 952-351-3087 Fax: 952-351-3009

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Steve Wold
Phone: 952-351-3087	Phone: 952-351-3056
E-mail: bryce.hallowell@atk.com	E-mail: steve_wold@atk.com

ATK FIRST-QUARTER EARNINGS FROM CONTINUING

OPERATIONS INCREASE TO 84 CENTS PER SHARE

SALES RISE 8 PERCENT TO $559 MILLION ON CORE

BUSINESS GROWTH AND ACQUISITIONS

CASH FLOW EXCEEDS EXPECTATIONS AND

ORDERS REACH FIRST-QUARTER RECORD

GUIDANCE FOR FY04 EPS AND ORDERS INCREASED

Summary – ATK reported a strong start to FY04 with first-quarter earnings per share from continuing operations of 84 cents.  Sales rose 8 percent to $559 million, reflecting volume growth in core programs and new revenues from acquired businesses.  Cash flow exceeded expectations and orders booked set a first-quarter record.  As a result of the quarter’s strong performance, the company is increasing its guidance for FY04 EPS from continuing operations to between $3.61 and $3.63.  The projection for orders also has been increased. – End summary.

Minneapolis, Aug. 7, 2003 – ATK (Alliant Techsystems, NYSE:  ATK), the world’s leading supplier of solid propulsion systems, the nation’s largest manufacturer of ammunition, and a key provider of precision weapons systems, today reported earnings per share from continuing operations for the first quarter of fiscal year 2004 of 84 cents versus 54 cents a year ago.

-more-

Sales for the quarter, which ended June 29, increased 8 percent to $559 million from $520 million last year.  Higher revenues from core ammunition and composite structures programs and new sales from acquired businesses contributed to the growth.

“Our strong momentum continues into FY04, with first-quarter results showing better-than-expected earnings, cash flow, and orders – the result of an ongoing focus on delivering exceptional performance,” said Paul David Miller (PDM), chairman and chief executive officer.  “Sales trends also look good at this point in the year and are in line with our annual sales plan profile.  By all measures, the quarter represents a solid opener to what we are confident will be another year of outstanding performance.”

PDM said ATK has made significant progress in recent weeks in the important growth area of precision-guided ordnance, receiving a $223 million contract to develop the U.S. Navy’s Advanced Anti-Radiation Guided Missile (AARGM) and achieving successful tests in three key development programs:  the Autonomous Naval Support Round (ANSR), the Quick Bolt Advanced Concept Technology Demonstration program, and the Mid-Range Munition.

In the area of missile defense, ATK is supporting concept studies by the two prime contractor teams competing for the U.S. Missile Defense Agency’s Kinetic Energy Interceptor (KEI) program.

“Precision ordnance and missile defense represent two important elements of our future growth strategy,” said PDM.  “Emphasis on these business areas will continue as Precision Systems Group V.P. Dan Murphy takes the CEO reins on October 1 under our leadership succession plan.”

Given the strength of first-quarter performance and added visibility into the remainder of the year, ATK is increasing its guidance for FY04 EPS to between $3.61 and $3.63 from previous guidance of  $3.60.  The company now expects EPS from continuing operations in the second quarter to be between 82 cents and 85 cents, up from a previous forecast of between 80 cents and 83 cents.  Projections for earnings from continuing operations before interest and income taxes as a percentage of sales, also known as EBIT margin, remain in the mid-12-percent range.

ATK is projecting FY04 orders to approach $2 billion.  Previous expectations were for orders between $1.7 billion and $1.8 billion.

Other first-quarter performance factors:

•      The EBIT margin rate was 12.2 percent versus 12.8 percent last year.  The decrease is due primarily to non-cash increases in pension expenses.

•      Net earnings per share were 84 cents versus 63 cents.  Last year’s results included a gain of 9 cents per share reflecting the cumulative effect of the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” which changed goodwill accounting standards.

•      Net interest expense was $14.8 million, compared with $31.5 million a year ago.  Last year’s interest expense is $13.4 million, or 21 cents per share after tax, higher than previously reported due to the adoption of SFAS No. 145, under which amounts previously classified as extraordinary loss on early extinguishment of debt are now included in interest expense.  Excluding this reclassification, net interest expense decreased $3.3 million due to a lower average outstanding debt balance and a lower average borrowing rate.

•      Cash provided by operating activities less capital expenditures totaled $22 million versus cash used of $9 million a year ago.  The variance reflects significantly reduced working capital and lower net tax payments, which more than offset additional payments to the pension plans.

Operations Review

First-quarter sales for the Precision Systems Group increased 22 percent to $128 million from $105 million a year ago, boosted by higher volume from large-caliber ammunition programs and new sales from ATK Missile Systems and ATK Gun Systems, which were acquired last year.

The Aerospace Group reported first-quarter sales of $262 million versus $251 million last year.  New sales from Composite Optics, Inc., acquired in January, and business wins in composite structures programs were the primary factors in the growth.

Ammunition and Related Products Group sales in the first quarter rose to $176 million from $172 million a year ago, as higher sales of small-caliber ammunition and commercial ammunition offset lower volume from propellant programs.

Orders booked during the first quarter rose to a record $677 million from $467 million last year, driven primarily by the $223 million AARGM development contract.  Total backlog, which includes contracts awarded but for which the company is not yet authorized to incur costs, plus the value of unexercised options, was approximately $5 billion at the end of the first quarter.

Other recent business highlights include:

•      Orders for tactical and training ammunition totaling $119 million.

•      A contract valued in excess of $44 million to provide MK44 automatic cannons for use by Polish military armored vehicles.

•      A $25 million contract to produce propellant for the Advanced Precision Kill Weapon System, a family of guided and unguided rockets fired from helicopters.

•     An $18 million contract to build composite components for the Arrow II missile.

•     A $15 million contract to produce AN/AAR-47 Missile Warning System upgrade kits.

•     Two successful Delta II launches carrying Mars Exploration Rovers.

•     Successful launches of Atlas V and Pegasus rockets.

ATK is a $2.2 billion aerospace and defense company with strong positions in propulsion, composite structures, munitions, precision capabilities, and civil and sporting ammunition.  The company, which is headquartered in Edina, Minn., employs approximately 12,000 people and has three business groups:  Precision Systems, Aerospace, and Ammunition and Related Products.  ATK news and information can be found at www.atk.com.

Certain information discussed in this press release may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved.  Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Among those factors are:  unforeseen delays in NASA’s Space Shuttle program, changes in governmental spending and budgetary policies, economic conditions, equity market returns, the company’s competitive environment, the timing of awards and contracts, the outcome of contingencies, including litigation and environmental remediation, program performance, and sales projections.  ATK undertakes no obligation to update any forward-looking statements.  For further information on factors that could impact ATK, and statements contained herein, reference should be made to ATK’s filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.

Webcast Information:  ATK will webcast its investor conference call on FY04 first-quarter results at 10:00 a.m. Eastern Time today.  The live audio webcast will be available on the Investor Relations page of ATK’s web site at www.atk.com.  Information about downloading free Windows Media Player software, which is required to access the webcast, is available on the website.  For those who cannot participate in the live webcast, a telephone recording of the conference call will be available for one month after the call.  The telephone number is 719-457-0820, and the confirmation code is 574039.

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ALLIANT TECHSYSTEMS INC.

CONSOLIDATED INCOME STATEMENTS

	QUARTERS ENDED
(In thousands except per share data)	June 29 2003	June 30 2002

Sales	$559,138	$519,890
Cost of sales	438,043	406,561
Gross profit	121,095	113,329
Operating expenses:
Research and development	8,081	4,975
Selling	14,408	15,238
General and administrative	30,594	26,524
Total operating expenses	53,083	46,737
Income from continuing operations before interest and income taxes	68,012	66,592
Interest expense	(15,045)	(31,726)
Interest income	200	260
Income from continuing operations before income taxes	53,167	35,126

Income tax provision	20,203	14,050
Income from continuing operations before minority interest expense	32,964	21,076
Minority interest expense, net of income taxes	60
Income from continuing operations	32,904	21,076

Cumulative effect of change in accounting principle, net of income taxes		3,767
Net income	$32,904	$24,843

Basic earnings per common share:
Income from continuing operations	$0.85	$0.55
Cumulative effect of change in accounting principle		0.10
Net income	0.85	$0.65
Diluted earnings per common share:
Income from continuing operations	$0.84	$0.54
Cumulative effect of change in accounting principle		0.09
Net income	$0.84	$0.63

Average number of common shares	38,560	38,063

Average number of common and dilutive shares	39,285	39,366

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except share data)	June 29, 2003	March 31, 2003
Assets
Current assets:
Cash and cash equivalents	$16,143	$14,383
Net receivables	388,132	464,966
Net inventory	153,723	137,849
Deferred income tax asset	69,460	69,460
Other current assets	26,697	25,658
Total current assets	654,155	712,316
Net property, plant, and equipment	457,393	463,736
Goodwill	839,893	839,893
Prepaid and intangible pension assets	300,963	281,941
Deferred income tax asset	62,643	62,537
Deferred charges and other non-current assets	122,936	118,841
Total assets	$2,437,983	$2,479,264
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$4,082	$4,331
Accounts payable	79,071	115,704
Contract advances and allowances	41,022	48,386
Accrued compensation	73,522	110,693
Accrued income taxes	43,761	23,107
Other accrued liabilities	129,276	125,832
Total current liabilities	370,734	428,053
Long-term debt	795,540	820,856
Post-retirement and post-employment benefits liability	222,876	234,037
Minimum pension liability	379,999	379,856
Other long-term liabilities	153,911	138,538
Total liabilities	1,923,060	2,001,340
Contingencies
Common stock - $.01 par value
Authorized - 90,000,000 shares
Issued and outstanding 38,577,673 shares at June 29, 2003 and 38,486,630 at March 31, 2003	416	416
Additional paid-in-capital	469,740	470,158
Retained earnings	491,698	458,794
Unearned compensation	(2,031)	(2,650)
Accumulated other comprehensive income	(247,048)	(246,878)
Common stock in treasury, at cost, 2,979,425 shares held at
June 29, 2003 and 3,070,468 at March 31, 2003	(197,852)	(201,916)
Total stockholders’ equity	514,923	477,924
Total liabilities and stockholders’ equity	$2,437,983	$2,479,264

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	QUARTERS ENDED
(In thousands)	June 29, 2003	June 30, 2002
Operating activities
Net income	$32,904	$24,843
Adjustments to net income to arrive at cash provided by (used for) operating activities:
Depreciation	15,335	15,932
Amortization of intangible assets and unearned compensation	1,404	1,634
Deferred income tax		199
(Gain) loss on disposal of property	(340)	359
Minority interest expense, net of income taxes	60
Cumulative effect of change in accounting principle, net of income taxes		(3,767)
Changes in assets and liabilities:
Net receivables	76,834	(27,486)
Net inventory	(15,874)	(9,268)
Accounts payable	(36,633)	(2,370)
Contract advances and allowances	(7,364)	5,738
Accrued compensation	(37,171)	(25,966)
Accrued income taxes	20,654	8,331
Accrued environmental	393	911
Pension and post-retirement benefits	(30,040)	(7,315)
Other assets and liabilities	11,300	16,068
Cash provided by (used for) operating activities	31,462	(2,157)
Investing activities
Capital expenditures	(9,179)	(7,712)
Acquisition of businesses		(41,278)
Proceeds from sale of property, plant, and equipment	1,394	2
Cash used for investing activities	(7,785)	(48,988)
Financing activities
Payments made on bank debt	(25,565)	(1,315)
Payments made to extinguish debt		(472,220)
Proceeds from issuance of long-term debt		525,000
Payments made for debt issue costs		(2,013)
Net purchase of treasury shares	(2,396)	(1,280)
Proceeds from employee stock compensation plans	6,044	7,630
Cash (used for) provided by financing activities	(21,917)	55,802
Increase in cash and cash equivalents	1,760	4,657
Cash and cash equivalents - beginning of period	14,383	8,513
Cash and cash equivalents - end of period	$16,143	$13,170